Entergy Corporation Consolidated
(In 000's)

12/31/02

Common Stock	2,482
Paid In Capital	4,666,753
Retained Earnings	3,938,693
Accum. Other comp. income	(22,360)
Less Treasury Stk	(747,331)
Common Equity	7,838,237

Preferred-w sink	24,327
Preferred-w/o sink	334,337
QUIPS	215,000
Total Prefered	573,664

Long-Term Debt	7,086,999
L-T Cap Leases	155,943
Current Cap Leases	153,822
Current L-T debt	1,191,320
Notes Payable	351
Total Debt	8,588,435

Total Cap	17,000,336

Equity	46.1%
Preferred	3.4%
Debt	50.5%
100.0%